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                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                SCHEDULE 14D-9/A

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

                  Springhill Lake Investors Limited Partnership
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                            (Name of Subject Company)

                  Springhill Lake Investors Limited Partnership
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                       (Names of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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 (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                                 Sixteenth Floor
                           191 Peachtree Street, N.E.
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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         The information in the Offer to Purchase of AIMCO Properties, L.P.,
dated August 29, 2001 (the "Offer"), the Supplement thereto, filed September 21, 2001, and Letter to Limited Partners dated August 29, 2001, is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by Springhill Lake Investors Limited Partnership, a Maryland limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Units of limited partnership of the Partnership are the subject of the tender offer.

         Not Applicable

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit (1) to Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

         (b) Letter to Limited Partners dated August 29, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated August 29, 2001 is incorporated herein by reference).

         (c) Supplement to Offer to Purchase, dated September 21, 2001, (Exhibit 7 to Schedule TO/A of AIMCO Properties, L.P. dated September 20, 2001, is incorporated herein by reference.)




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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2001


                                             SPRINGHILL LAKE INVESTORS LIMITED
                                             PARTNERSHIP
                                             a Maryland limited partnership

                                             By: Three Winthrop Properties, Inc.
                                                 Its General Partner

                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Patrick J. Foye
                                                 Executive Vice President



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                                  EXHIBIT INDEX



EXHIBIT NO.    DESCRIPTION
-----------    -----------
   (a)         Offer to Purchase of AIMCO Properties, L.P. (Exhibit (1) to
               Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

   (b)         Letter to Limited Partners dated August 29, 2001 (Exhibit 4 to
               Schedule TO of AIMCO Properties, L.P. dated August 29, 2001 is incorporated herein by reference).

   (c)         Supplement to Offer to Purchase, dated September 21, 2001
               (Exhibit 7 to the Schedule TO/A of AIMCO Properties, L.P. dated
               September 21, 2001, is incorporated herein by reference.)





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